UNITED STATES
                       SECURITIES AND EXCHANGE COMMISSION
                            Washington, D.C. 20549


                                  SCHEDULE 13G/A


                    Under the Securities Exchange Act of 1934

                               (Amendment No. 2)*


                           Fremont General Corporation
-------------------------------------------------------------------------------
                                (Name of Issuer)


                                  Common Stock
-------------------------------------------------------------------------------
                         (Title of Class of Securities)


                                  A357288 10 9
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                                 (CUSIP Number)



*The remainder of this cover page shall be filled out for a reporting person's initial filing of this form with respect to the subject class of securities, and for any subsequent amendment containing information which would alter the disclosures provided in a prior cover page.

The information required in the remainder of this cover page shall not be deemed to be "filed" for the purpose of Section 18 of the Securities Exchange Act of 1934 ("Act") or otherwise subject to the liabilities of that section of the Act but shall be subject to all other provisions of the Act (however, see the Notes).









                                Page 1 of 5 Pages

-----------------------                                        -----------------
CUSIP No.   A-357288109                 13G                    Page 2 of 5 Pages
-----------------------                                        -----------------
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    1       NAME OF REPORTING PERSON
            S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON

            Maurine H. McIntyre TR The Padaro Trust
-------------------------------------------------------------------------------

    2       CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
                                                                  (a)   / /
                                                                  (b)   / /
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    3       SEC USE ONLY

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    4       CITIZENSHIP OR PLACE OF ORGANIZATION

            United States
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                                5      SOLE VOTING POWER

         NUMBER OF                     -0-
           SHARES               -----------------------------------------------
        BENEFICIALLY
          OWNED BY              6      SHARED VOTING POWER
            EACH
         REPORTING                     1,500,000*
        PERSON WITH             -----------------------------------------------

                                7      SOLE DISPOSITIVE POWER

                                       -0-
                                -----------------------------------------------

                                8      SHARED DISPOSITIVE POWER

                                       1,500,000*

                                -----------------------------------------------
    9       AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

            1,500,000 shares held by the Padaro Partnership, L.P. of which the Padaro Trust is a 1% general partner and 98% limited partner. Mrs. McIntyre is trustee and life beneficiary under the Padaro Trust.

-------------------------------------------------------------------------------

   10       CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES
            CERTAIN SHARES*                                             / /


-------------------------------------------------------------------------------

    11      PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9

            4.34%
-------------------------------------------------------------------------------

    12      TYPE OF REPORTING PERSON

            IN
-------------------------------------------------------------------------------


*        Adjusted to reflect the Company's  ten percent  stock  dividend paid on
         June  15,  1995  and  the   Company's   three-for-two   stock  split on
         February 7, 1996.

----------------------                                         -----------------
CUSIP No.  A-357288109                                         Page 3 of 5 Pages
----------------------                                         -----------------

ITEM 1.

         (a)      NAME OF ISSUER:  Fremont General Corporation

         (b)      ADDRESS OF ISSUER'S PRINCIPAL EXECUTIVE OFFICES:

                  2020 Santa Monica Boulevard, 6th Floor
                  Santa Monica, California 90404

ITEM 2.

         (a)      NAME OF PERSON FILING:

                  Maurine H. McIntyre TR The Padaro Trust

         (b)      ADDRESS OF PRINCIPAL OFFICE:

                  120 North Hudson Avenue
                  Los Angeles, California 90004

         (c)      CITIZENSHIP:  United States

         (d)      TITLE OF CLASS OF SECURITIES:  Common Stock

         (e)      CUSIP NUMBER:  A-357288109

ITEM 3.           NOT APPLICABLE

ITEM 4.

         (a)      AMOUNT BENEFICIALLY OWNED:

                  1,500,000* shares held by Padaro Partnership, L.P. of which the Padaro Trust is a 1% general partner and 98% limited partner. Mrs. McIntyre is the trustee and life beneficiary under the Padaro Trust. The Padaro Trust has shared power to vote and to dispose of the shares held by the Padaro Partnership, L.P. with the other 1% general partner, the James
                  A. McIntyre Living Trust (of which Mrs. McIntyre's  son, James
                  A. McIntyre, is trustee).


--------
*        Adjusted to reflect the Company's  ten percent  stock  dividend paid on
         June  15,  1995  and  the   Company's   three-for-two   stock  split on
         February 7, 1996.

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CUSIP No.  A-357288109                                         Page 4 of 5 Pages
----------------------                                         -----------------



         (b)      PERCENT OF CLASS:  4.34%



         (c)      NUMBER OF SHARES AS TO WHICH SUCH PERSON HAS:


                       (i) Sole power to vote or to
                           direct the vote: ......................           -0-
                      (ii) Shared power to vote or to
                           direct the vote: ......................     1,500,000
                     (iii) Sole power to dispose or direct the
                           disposition of: .......................           -0-
                      (iv) Shared power to dispose or direct
                           the disposition of: ...................     1,500,000

ITEM 5.           OWNERSHIP OF FIVE PERCENT OR LESS OF A CLASS

     If this statement is being filed to report the fact that as of the date hereof the reporting person has ceased to be the beneficial owner of more than
five percent of the class of securities, check the following            /X/


ITEM 6.           NOT APPLICABLE

ITEM 7.           NOT APPLICABLE

ITEM 8.           NOT APPLICABLE

ITEM 9.           NOT APPLICABLE

----------------------                                         -----------------
CUSIP No.  A-357288109                                         Page 5 of 5 Pages
----------------------                                         -----------------


ITEM 10.

     By signing below I certify that, to the best of my knowledge and belief, the securities referred to above were acquired in the ordinary course of business and were not acquired for the purpose of and do not have the effect of changing or influencing the control of the issuer of such securities and were not acquired in connection with or as a participant in any transaction having such purposes or effect.


                                   SIGNATURE


         After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.


DATE:  February 11, 1998



                                                     /s/ Maurine H. McIntyre
                                                     -----------------------
                                                     Maurine H. McIntyre